UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY

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December 5, 2022

Dear Fellow Stockholders,

In December 2020, following the spin-off of Apartment Income REIT Corp. ("AIR"), Aimco appointed a new chief executive officer, a new chief financial officer and a new general counsel, as well as six new independent directors.

New Aimco had the right management team and promising growth opportunities but it became clear to our Board following the spin-off in 2020 that we needed a fresh strategic approach.

That vision was clearly communicated during 2021, and we are making significant progress towards its realization. We have fortified Aimco's balance sheet, substantially added to Aimco's pipeline of development opportunities, accelerated value creation through effective asset management and capital allocation, formed a strategic partnership with Alaska Permanent Fund, and enhanced the Company's governance profile. Nearly every aspect of the business has been revamped in less than two years.

As a result, Aimco has delivered total stockholder returns that have significantly outperformed[1] the Company's identified developer peer group[2], the FTSE NAREIT Equity Apartments Index, the MSCI US REIT Index, the S&P 500 Index and the Russell 2000 Index since the spin-off.

Since Spin[(3)]

New Aimco's Relative Outperformance


45%
46%
26%
34%
46%
36%
19%
11%
9%
(1%)
(1%)
AIV
Peer Group
FTSE NAREIT Apartment Equity Index
MSCI U.S. REIT Index
Russell 2000
S&P 500

2021[(3)]

New Aimco's Relative Outperformance


46%
10%
(18%)
3%
31%
17%
36%
64%
43%
15%
29%
AIV
Peer Group
FTSE NAREIT Apartment Equity Index
MSCI U.S. REIT Index
Russell 2000
S&P 500

2022 YTD[(3)]

New Aimco's Relative Outperformance


3%
33%
32%
28%
20%
21%
(30%)
(29%)
(25%)
(17%)
(18%)
AIV
Peer Group
FTSE NAREIT Apartment Equity Index
MSCI U.S. REIT Index
Russell 2000
S&P 500

Last 3 Months[(3)]

New Aimco's Relative Outperformance


(4%)
10%
13%
9%
(2%)
2%
(14%)
(17%)
(13%)
(2%)
(6%)
AIV
Peer Group
FTSE NAREIT Apartment Equity Index
MSCI U.S. REIT Index
Russell 2000
S&P 500

Vote the universal **WHITE** proxy card today "for" all three of Aimco's qualified and experienced director nominees who are key contributors to Aimco's momentum.

There’s No Case For Change on the Aimco Board – Leading Independent Proxy Advisory Firm Glass Lewis Agrees The New Aimco Board’s strong track record of achievements within a short period of time clearly demonstrates the Board’s ability to successfully set and execute our strategy. The success of the Company reinforces that there is no case for Board change at Aimco at this time. Independent third parties agree. Leading independent proxy advisory firm Glass Lewis & Co., LLC (“Glass Lewis”) recently issued a report reinforcing that Aimco has the right Board and the right strategy to continue enhancing value for stockholders. On December 1, 2022, Aimco issued a press release highlighting Glass Lewis’s support for our slate and the advisory firm’s recommendation that stockholders reelect all three of Aimco’s highly qualified director nominees. The press release can be found at https://investors.aimco.com/news/news-details/2022/Leading-Proxy-Advisory-Firm-Glass-Lewis-Recommends-that-Aimco-Stockholders-Vote-FOR-Aimcos-Three-Highly-Qualified-Director-Nominees/default.aspx. Vote the universal WHITE proxy card today “for” all three of Aimco’s qualified and experienced director nominees who are key contributors to Aimco’s momentum.

We’re Actively Considering All Opportunities to Enhance Stockholder Value Despite our accomplishments, we are not standing still. We believe that Aimco must continue to evolve, and we know there is more to do. Since the reconstitution of the Aimco Board, we have been overseeing the evaluation of a broad range of options to enhance stockholder value. We are open to and are actively considering all opportunities available to Aimco, and based on our engagement with the investment community, we are confident that Aimco stockholders support this approach. We have prioritized stockholder engagement since the first day of New Aimco. We have been highly responsive to and have benefitted from the suggestions of stockholders. In line with this commitment, the New Aimco Board and management team have met with stockholders representing more than 80% of Aimco’s outstanding shares of common stock over the past 13 months. The New Aimco Board and management team also took seriously the outreach from Jonathan Litt of Land & Buildings in his September 2022 letter to the Board, quickly engaging with Mr. Litt to hear his views directly. The New Aimco Board and management team reviewed and considered Mr. Litt’s concerns and spent the following weeks meeting with Aimco stockholders to understand their views on the topics raised by Mr. Litt. Within fewer than 90 days of Mr. Litt’s writing, and in response to a broad survey of our stockholders, Aimco committed to implementing certain governance enhancements, including to: Accelerate Aimco’s previously planned declassification of the Board to be effective at the 2023 annual meeting, when all directors will be elected to annual terms Opt out of the Maryland Unsolicited Takeover Act, or MUTA, prior to the 2023 annual meeting Transition the timing of the Company’s annual meeting date so the 2023 annual meeting will be held by the end of the third quarter of 2023 and the 2024 annual meeting will be held by the end of the second quarter of 2024 Ask stockholders at the 2023 annual meeting to approve amendments to the Company’s charter to eliminate super-majority requirements to amend the Bylaws and remove directors, allow directors to be removed by stockholders without cause, and expand stockholder rights to replace directors Effective as of the 2023 annual meeting, amend the Company’s Bylaws to lower the threshold for stockholders to call a special meeting to a simple majority of shares outstanding

Land & Buildings Has Disregarded the Interests of Other Stockholders Land & Buildings has disregarded the best interests of Aimco and its stockholders, as evidenced by its trading activities leading up to the record date. More specifically, Land & Buildings’ beneficial ownership in Aimco increased from 7.3 million shares as of the October 20, 2022 proxy statement to 12.5 million shares as of the October 26, 2022 record date, and then quickly dropped back down to 8.8 million shares in the days immediately following the record date. The 4.2 million shares borrowed by Land & Buildings in advance of the record date removed approximately 2.8% of the vote from long-term Aimco investors. Such efforts to game the vote and disenfranchise other owners of Aimco stock are not consistent with Land & Buildings’ claims that it is an advocate for all stockholders. This is the Right Board to Oversee Aimco’s Continued Momentum In order to oversee Aimco’s continued momentum and advance the Company’s next phase of value creation, the New Aimco Board has been purpose-built to include directors with specific skills and expertise. Importantly, the three directors up for election at the 2022 annual meeting have unique backgrounds and the necessary experience and qualifications to help Aimco continue building on its success. While we are not opposed to supplementing the Board with directors who bring new or additive skills, the election of either James Sullivan or Michelle Applebaum would displace a current Aimco Board Committee Chair with significant public REIT board and corporate real estate experience, which neither of Land & Buildings’ nominees possesses. We acknowledge that James Sullivan is an experienced real estate analyst, however, he has no public company board or executive management experience and does not provide any expertise that is not currently represented on the New Aimco Board. Vote the universal WHITE proxy card today “for” all three of Aimco’s qualified and experienced director nominees who are key contributors to Aimco’s momentum.

Conversely, the three Aimco nominees are currently enhancing value for Aimco stockholders as follows: Jay Leupp’s real estate and REIT expertise spans investment, sell-side research and board positions. He understands the industry landscape and brings important stockholder perspectives to help guide the Company’s investments. As Audit Committee Chair, he works closely with Aimco’s finance team and is leveraging his expertise to help oversee the ongoing enhancement of Aimco’s investor relations program. These efforts are critical as the Company looks to expand its sell-side coverage and build upon extensive engagement efforts to date. Dary Stone is an expert on governance practices given his leadership and track record at Cousins Properties, Baylor University and the Texas Banking Commission. As the Board evaluates Aimco’s development and investment opportunities, Dary has proven himself an important contributor, leveraging his expertise gained leading several real estate development companies. His leadership as the Chair of the Nominating, Environmental, Social, and Governance Committee was instrumental in our recent governance enhancement efforts. Michael Stein is a valuable director with deep understanding of Aimco and specific expertise in maximizing value for stockholders. While fresh perspectives have been important in driving Aimco’s strategic evolution, institutional knowledge is also important on any well-functioning Board of Directors. Mike has overseen investment strategies and strategic corporate transactions that unlock stockholder value as evidenced by his efforts at Marriott International and ICOS Corporation. Mike’s background makes him particularly well suited for his current role as the Chairman of Aimco’s Investment Committee.

Aimco’s three director nominees are highly engaged, deeply committed, and holding management accountable. Several directors on the New Aimco Board, including Jay Leupp, are current or former institutional investors and bring that perspective to the boardroom. We appreciate the importance of continued stockholder engagement and are focused on using the feedback we receive to continue acting as agents of change to drive further progress at Aimco. The entire Aimco Board, including our three director nominees, is highly committed to positioning New Aimco for continued success, and we ask for your support to advance our efforts. We strongly urge you to protect the value of your investment and support our nominees, but regardless of the outcome of this election, and above all else, you have our continuing commitment to robust engagement with stockholders, excellent corporate governance and full transparency as we explore paths to enhancing stockholder value. Thank you for your investment in Aimco. Sincerely, The New Aimco Board of Directors Quincy Allen Terry Considine Patricia L. Gibson Jay Paul Leupp Robert A. Miller Wes Powell Deborah Smith Michael A. Stein R. Dary Stone Kirk Sykes Vote the universal WHITE proxy card today “for” all three of Aimco’s qualified and experienced director nominees who are key contributors to Aimco’s momentum.

FORWARD LOOKING STATEMENTS This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations, including, but not limited to, the statements in this document regarding future financing plans, including the Company’s expected leverage and capital structure; business strategies, prospects, and projected operating and financial results (including earnings), including facts related thereto, such as expected costs; future share repurchases; expected investment opportunities; and our 2022 pipeline investments and projects. We caution investors not to place undue reliance on any such forward-looking statements. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “plan(s),” “may,” “will,” “would,” “could,” “should,” “seek(s),” “forecast(s),” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are not guarantees of future performance, condition or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, among others, that may affect actual results or outcomes include, but are not limited to: (i) the risk that the 2023 preliminary plans and goals may not be completed in a timely manner or at all, (ii) the inability to recognize the anticipated benefits of pipeline investments and projects, (iii) changes in general economic conditions, including as a result of the COVID-19 pandemic. Although we believe that the assumptions underlying the forward-looking statements, which are based on management’s expectations and estimates, are reasonable, we can give no assurance that our expectations will be attained. Risks and uncertainties that could cause actual results to differ materially from our expectations include, but are not limited to: the effects of the coronavirus pandemic on the Company’s business and on the global and U.S. economies generally; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions, dispositions, redevelopments and developments; changes in operating costs, including energy costs; negative economic conditions in our geographies of operation; loss of key personnel; the Company’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the Company’s ability to meet budgeted costs and timelines, and, if applicable, achieve budgeted rental rates related to redevelopment and development investments; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by the Company; activities by stockholder activists, including a proxy contest; the risk of the timing of our stockholder value enhancement review and the risk that we will not identify any value enhancing options or that we will not successfully execute or achieve the potential benefits of any such options. In addition, the Company’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on the Company’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership. Readers should carefully review the Company’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in Item 1A of the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022, and September 30, 2022, and the other documents the Company files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. These forward-looking statements reflect management’s judgment as of this date, and the Company assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances. We make no representations or warranties as to the accuracy of any projections, estimates, targets, statements or information contained in this document. It is understood and agreed that any such projections, estimates, targets, statements and information are not to be viewed as facts and are subject to significant business, financial, economic, operating, competitive and other risks, uncertainties and contingencies many of which are beyond our control, that no assurance can be given that any particular financial projections or targets will be realized, that actual results may differ from projected results and that such differences may be material. While all financial projections, estimates and targets are necessarily speculative, we believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this presentation should not be regarded as an indication that we or our representatives, considered or consider the financial projections, estimates and targets to be a reliable prediction of future events. 1. Spin date as of December 14, 2020; TSR calculation as of October 31, 2022. 2. Includes AHH, CLPR, CSR, ELME, FOR, FPH, HHC, IRT, JBGS, JOE, STRS, TRC, and VRE (per AIV 2021 10-K); represents simple average. 3. Returns measured from 12/14/2020, the date of when-issued trading for AIV post-separation from AIRC until 10/31/2022. Peer Group includes AHH, CLPR, CSR, ELME, FOR, FPH, HHC, IRT, JBGS, JOE, STRS, TRC, and VRE (per AIV 2021 10-K); represents simple average.

PROTECT THE VALUE OF YOUR INVESTMENT. Use the universal WHITE proxy card today to vote for all three of Aimco’s qualified and experienced directors If you have questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below: 1407 Broadway, 27th Floor New York, New York 10018 Call Collect: (212) 929-5500 or Toll-Free: (800) 322-2885 Email: proxy@mackenziepartners.com